Calculation of Filing Fee Tables
S-8
Abacus Global Management, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.0001 per share	Other	17,000,000	$ 9.24	$ 157,080,000.00	0.0001381	$ 21,692.75
Total Offering Amounts:						$ 157,080,000.00		$ 21,692.75
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 21,692.75
Offering Note
[1]	(A) Represents 17,000,000 shares of common stock, par value $0.0001 ("Common Stock") of Abacus Global Management, Inc. (the "Registrant"), which are reserved for issuance under the Abacus Global Management, Inc. 2026 Long-Term Equity Incentive Plan. Registration fee estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act") and based on the average of the high and low prices of the Registrant's Common Stock, as reported on the New York Stock Exchange on June 11, 2026. (B) Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of shares of Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources